                                                                    EXHIBIT 99.1

                                    QUIGLEY

Contact:
David K. Waldman/John W. Heilshorn                       Carl Fonash
Lippert Heilshorn & Associates                           The Quigley Corporation
(212) 838-3777                                           (267) 880-1111
dwaldman@lhai.com

     THE QUIGLEY CORPORATION DECLARES A STOCK DIVIDEND OF SUNCOAST NATURALS,
                    INC. COMMON STOCK ACQUIRED IN ITS SALE OF
                  CARIBBEAN PACIFIC NATURAL PRODUCTS SUBSIDIARY

DOYLESTOWN,  PA. - JULY 30, 2004 - THE QUIGLEY CORPORATION (NASDAQ:  QGLY) today announced  that its  Board of  Directors  had  approved  a  distribution  to its shareholders  of  approximately  500,000  shares  of  common  stock of  Suncoast
Naturals, Inc. (OTC BB:SNTL),  which it acquired through a sale of the Company's
60% equity interest in Caribbean Pacific Natural Products, Inc.

These shares will be distributed on the basis of  approximately  .0434 shares of
Suncoast common stock for each share of The Quigley  Corporation's  common stock owned of record on September 1, 2004, with fractional shares paid in cash.

In  January  2003,  the  Company   completed  the  transaction   with  Suncoast,
headquartered   in  West  Palm  Beach,  FL,  by  exchanging  the  Company's  60%
controlling interest in Caribbean Pacific Natural Products, Inc. in exchange for
750,000 shares of common stock and 100,000 shares of redeemable  preferred stock of Suncoast.

The Quigley Corporation (Nasdaq:  QGLY,  http://www.Quigleyco.com)  is a leading developer and marketer of diversified health products including the COLD-EEZE(R)
family of patented zinc  gluconate  glycine  (ZIGG(TM))  lozenges and sugar free tablets. COLD-EEZE is the only (ZIGG) lozenge proven in two double-blind studies to reduce the  duration  of the common  cold from 7.6 to 4.4 days or by 42%.  In addition to  Over-The-Counter  (OTC)  products,  the Company has formed  Quigley
Pharma   Inc.    (http://www.QuigleyPharma.com),    a   wholly   owned   ethical
pharmaceutical  subsidiary,  to introduce a line of naturally  derived  patented prescription drugs. The Quigley Corporation's customers include leading national wholesalers  and  distributors,  as well as independent and chain food, drug and mass  merchandise  stores  and  pharmacies.  The  Quigley  Corporation  makes no representation  that  the  U.S.  Food  and  Drug  Administration  or  any  other regulatory  agency  will  grant an IND or take any  other  action  to allow  the aforementioned products to be studied or marketed. Furthermore, no claim is made that the potential  medicine discussed here is safe,  effective,  or approved by the Food and Drug Administration.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities  Litigation Reform Act of 1995 and involve known and  unknown  risk,  uncertainties  and other  factors  that may cause the company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking  statements include,  among others,  changes in worldwide general economic  conditions,  changes in interest rates, government regulations, and worldwide competition.